October 28, 2011

Davidson Investment Advisors, Inc.
8 Third Street North
Great Falls, Montana 59401

Ashland grants permission to Davidson Investment Advisors, Inc.  to use its name as may be specified in a performance presentation in reference to Ashland’s examination of performance and/or verification of GIPS compliance.  The parties may make such disclosures as may be required by law or applicable regulatory authority.

Please feel free to call our Director of Client Relations, Steve Sobhi, at 541-857-8800 with any follow up questions regarding this matter.

Sincerely,

Ashland Partners & Company, LLP